                            Schedule 14A Information
                                Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))
          [ ]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [x]  Soliciting Material Pursuant
               to Section 240.14a-11(c) or Section 240.14a-12

                           Damen Financial Corporation
                              200 West Higgins Road
                           Schaumburg, Illinois 60195
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing Fee (Check the appropriate box):

          [x]  No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2)  Aggregate number of securities to which transaction applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               (4)  Proposed maximum aggregate value of transaction:

               (5)  Total fee paid:

          [ ]  Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               (1)  Amount Previously Paid:
               (2)  Form, Schedule or Registration Statement No.:
               (3)  Filing Party:
               (4)  Dated Filed:

                           DAMEN FINANCIAL CORPORATION
                              200 WEST HIGGINS ROAD
                           SCHAUMBURG, ILLINOIS 60195
                                  847-882-5320

                                NOTICE CONCERNING
                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 26, 1999
                          ----------------------------

To Our Stockholders:

         This Notice is being furnished in connection with the Annual Meeting of Stockholders of Damen Financial Corporation (the "Company") to be held at the Embassy Suites, located at 1939 North Meacham Road, Schaumburg, Illinois, Friday, February 26, 1998 at 9:30 a.m., Central Standard Time, and at any and all adjournments thereof (the "Meeting"). This Notice is being mailed to Stockholders on or about January 19, 1999.

         Your Board of Directors considers it important that you be informed of recent developments regarding your Company. This Notice provides information which your Board believes should be given to you in response to criticisms of your Board and your Company's operations contained in proxy materials which may be circulated as part of a disruptive proxy contest initiated by dissident stockholders calling themselves the Committee to Enhance Shareholder Value (the "Committee"). The Committee is soliciting proxies for the Meeting. In addition, a member of the Committee has initiated litigation against the Company and members of the Board in an unsuccessful attempt to force the Company to hold its annual meeting on January 25, 1999. See "CERTAIN LITIGATION." The Committee filed its proxy materials with the Securities and Exchange Commission (the "SEC") on December 22, 1998 and amended such materials on December 31, 1998. The Company believes these materials will be distributed to you shortly. The Company's discussion of criticisms made by the Committee is based upon these filings with the SEC.

         This Notice is being provided to you in advance of the Company's Proxy Statement because your Board feels you should have the information at the earliest possible date. The Company's Proxy Statement, which will contain more detailed information, will be provided to you within the next few days. It is anticipated that the Proxy Statement will be mailed to stockholders on or about January 25, 1999. You will be provided a WHITE proxy card with the Proxy Statement, which should be completed and returned to the Company as soon as possible.

         Your Company has just completed its most successful year in its history, a fact the self-styled "Committee" (which consists solely of Paul Duggan, two of his friends and entities controlled by Duggan) has chosen to ignore, electing instead to wage a wasteful, time consuming and disruptive proxy contest. In fact, your Company's fiscal 1998 net income increased 10.5% when compared with fiscal 1997, earnings per share increased $.12 or 22.6% for the same period and the Company's return on average assets increased 10.7% from .75% for fiscal 1997 to .83% for fiscal 1998. In addition, the Company doubled its dividend payment from $.06 per share per quarter to $.12 per share per quarter paying out dividends of $.40 per share in fiscal 1998, an increase of 67% from the $.24 per share paid out in fiscal 1997. The Company's non-performing loans equaled just .27% of total assets at September 30, 1998, while its ratio of net charge-offs (totaling only $30,000) to average loans outstanding for fiscal 1998 was a mere .03%.

         The Board believes your Company has made, and continues to make, significant improvements in its business through a combination of hard work and disciplined investment of your capital. We believe that with present management our prospects are bright and that our strategic plan will deliver further improved operating results. Above all else, your Board is committed to enhancing the value of your investment in the Company.

         Your Board is urging you to vote "AGAINST" a proposal supported by the Committee, the implementation of which your Board believes is unnecessary in light of actions taken by the Board. See discussion below, "STOCKHOLDER PROPOSAL." Your Board is also urging you to vote "FOR" three current directors (Messrs. Tybor and Caputo and Ms. Poronsky) who collectively have faithfully served the interests of the Company and its stockholders, depositors and customers for over 60 years. See discussion below, "ELECTION OF DIRECTORS."

         FOR THE REASONS DISCUSSED BELOW, THE BOARD UNANIMOUSLY AND VIGOROUSLY OPPOSES THE COMMITTEE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY PROXY YOU MAY RECEIVE FROM THE COMMITTEE.

         A WHITE PROXY CARD WILL BE PROVIDED TO YOU BY THE COMPANY WITH THE PROXY STATEMENT. THE BOARD URGES YOU TO SUPPORT YOUR BOARD BY PROMPTLY SIGNING, DATING AND MAILING THE PROXY CARD UPON ITS RECEIPT. A SIGNED AND DATED PROXY CARD RETURNED TO THE COMPANY WILL CONTINUE TO BE VALID UNLESS REVOKED (SEE "VOTE REQUIRED AND PROXY INFORMATION" IN THE PROXY STATEMENT AND "VOTING INFORMATION" BELOW). THEREAFTER, YOU NEED DO NOTHING FURTHER TO ENSURE YOUR VOTE FOR THE COMPANY'S NOMINEES FOR DIRECTORS AND THE SELECTION OF THE COMPANY'S AUDITORS AND YOUR VOTE AGAINST THE STOCKHOLDER PROPOSAL.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL ON THE COMPANY'S WHITE PROXY CARD UPON ITS RECEIPT.

                              STOCKHOLDER PROPOSAL

         Since the Company's inception, your Board of Directors has solicited the advice of investment bankers and has acted on such advice where appropriate. The Board of Directors has always recognized its primary duty to be the maximization of stockholder value and, to that end, has consulted with investment bankers on an ongoing basis to explore various options available to the Company to enhance stockholder value. Evaluation of options is a continuing process, but the Board of Directors has taken a number of specific steps designed to maximize stockholder value since the Company began publicly trading its stock in October 1995.

         Recently, the Company announced that it had engaged the services of Keefe Bruyette and Woods, Inc., a leading investment banking firm ("Keefe Bruyette"), to serve as its financial adviser to assist the Board in considering the Company's strategic options, including the possible sale of the Company. Although this announcement was made on December 16, 1998, Keefe Bruyette had been assisting the Board in reviewing its strategic options, including the possible sale of the Company, for some time before this announcement.

         The Board did not announce its engagement of Keefe Bruyette earlier because the Board believes that the disclosure of such information would be disruptive to this review process, could possibly deter prospective buyers who might be reluctant to become involved or drawn into what they might perceive as a "bidding" process, and could result in offers being made by parties seeking to acquire the Company for a bargain price, feeling a bargain might be available because the Board was being pressured to act by a disgruntled stockholder. The Board, however, felt that it was necessary to assume these risks now because of the contentious nature of Duggan's demands, the unfair nature of his criticisms and the Board's desire to ensure that the stockholders receive all relevant information prior to voting on the Stockholder Proposal.

         The Stockholder's Proposal recommends that your Board of Directors appoint an investment banker to pursue a sale of the Company and to establish a committee consisting of all outside directors to consider and recommend to the full Board of Directors for its approval the best available offer to acquire the Company. In its proxy materials, the Committee states that Duggan has repeatedly asked the Board to engage the services of an investment banker to explore the sale of your Company. The Committee also alleges that the reluctance of the Board to engage an investment banker shows management's influence over the Board of Directors and the insufficient responsiveness of the Board to stockholder concerns.

         THE BOARD BELIEVES THAT THIS CHARACTERIZATION OF ITS ACTIONS BY THE COMMITTEE IS FALSE AND MISLEADING. THE BOARD FEELS THAT ITS ENGAGEMENT OF KEEFE BRUYETTE IMPLEMENTS THE RECOMMENDATION SET OUT IN THE FIRST PART OF THE STOCKHOLDER PROPOSAL THEREBY RENDERING THIS RECOMMENDATION MOOT.

         Furthermore, the Board does not believe it is necessary, as the Committee contends, to appoint a committee consisting of all outside directors to review the results of the efforts of Keefe Bruyette. The Board of Directors is fully capable of evaluating any materials submitted by Keefe Bruyette. The Board of Directors is composed of five outside directors and two employee directors.

The outside directors operate independently of management. The Company's Proxy Statement, which will be distributed to you shortly, will contain important information about all of the Company's directors.

         Two of the outside directors (Messrs. Raino and Balderman) have extensive experience serving as directors for other financial institutions. In fact, Messrs. Raino and Balderman were serving as directors, respectively, of Cragin Federal Bank for Savings and Southwest Financial Bank & Trust Company when these institutions were acquired. The three other outside directors (Messrs. Tybor and Caputo and Ms. Diver) have faithfully served as directors of the Company and the Bank and have successfully represented the interests of depositors, borrowers and stockholders collectively for more than 72 years. Instead of recognizing the qualities that these five individuals possess, and their dedication to the Company and its stockholders, the Committee insults their intelligence by contending that they cannot rationally review any offers for the Company and exercise their own judgment if the two employee directors are present at such meetings.

         THE BOARD OF DIRECTORS BELIEVES THE FACT THAT FIVE OF THE SEVEN MEMBERS OF THE BOARD ARE OUTSIDE DIRECTORS WITH SIGNIFICANT EXPERIENCE IN MANAGING FINANCIAL INSTITUTIONS DEMONSTRATES THAT THERE IS NO NEED TO APPOINT A SPECIAL BOARD COMMITTEE TO EVALUATE OFFERS AS CONTEMPLATED BY THE STOCKHOLDER PROPOSAL.

         IN LIGHT OF THE FOREGOING, THE BOARD OF DIRECTORS FEELS THERE IS NO REASON TO CONSIDER THE STOCKHOLDER PROPOSAL SET FORTH ABOVE AND, ACCORDINGLY, THE COMPANY CONTACTED DUGGAN ON DECEMBER 17, 1998 AND REQUESTED THAT HE WITHDRAW HIS PROPOSAL. UNFORTUNATELY, BUT NOT UNEXPECTEDLY, IN LIGHT OF THE CONTENTIOUS WAY DUGGAN HAS CONDUCTED HIMSELF, HE HAS ELECTED TO CONTINUE THIS DISRUPTIVE FIGHT, WASTING THE TIME AND EFFORT OF THE BOARD OF DIRECTORS AND MANAGEMENT AND THE FUNDS OF THE COMPANY.

         The Committee states in its proxy materials that the stockholder proposal submitted at last year's annual meeting (which is similar to the Stockholder Proposal) was defeated, although receiving 1,180,889 votes "for" and 1,168,000 votes "against," because of a bylaw restriction which reduced the number of votes "for" by 51,672. This is simply untrue. This proposal would have failed even if the 51,672 votes (which were cast by Duggan) had been counted. Under the rules governing the voting on this proposal, in order for the proposal to pass it had to receive a majority of the votes cast. As indicated in the instructions for voting at last year's annual meeting (and as the Committee notes correctly in its own proxy materials), proxies marked to "abstain" have the same affect as votes "against" the proposal. There were sufficient votes cast as "abstentions" at last year's annual meeting to defeat the proposal even if the 51,672 votes had been counted. What is interesting is that the Committee fails to note that holders of almost 20% of the shares represented at last year's meeting declined to vote on this proposal, meaning that this proposal only received 38.6% of the votes eligible to be cast.

         It is also interesting to note that the votes rejected were those of Duggan who apparently had not read the Company's charter which contains the voting restriction before casting his votes. The Board believes that Duggan and entities he controls, in anticipation of being unable to vote certain of his shares, sold 99,800 shares (almost 27% of his holdings) for $14.50 a share on December 2,

1998, so that his ownership interest would be less than 10% and he would not run afoul of this charter restriction. Showing its lack of familiarity with the Company's organizational documents, the Committee describes this voting restriction as being contained in the bylaws. It is not in the bylaws; it is in the Company's charter.

         THE BOARD OF DIRECTORS RECOMMENDS THAT UPON YOUR RECEIPT OF THE COMPANY'S WHITE PROXY CARD YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL, BY COMPLETING THE COMPANY'S WHITE PROXY CARD AND RETURNING IT TO THE COMPANY AS SOON AS POSSIBLE. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE. SEE ALSO, "PROPOSAL III - STOCKHOLDER PROPOSAL," IN THE PROXY STATEMENT.

         WE URGE YOU NOT TO SIGN ANY PROXY YOU RECEIVE FROM THE COMMITTEE.

                              ELECTION OF DIRECTORS

         Your Board has unanimously nominated Edward R. Tybor, Charles J. Caputo and Janine M. Poronsky for election as directors at this Meeting. These directors have collectively provided over 60 years of service to your Company and its stockholders, depositors and customers and have extensive knowledge of the Company's operations. The Company's Proxy Statement, which will be distributed to you shortly, contains important information regarding the Company's nominees for director, all of whom are currently directors on the Company's Board.

         Your Board believes that the objectives of the Committee's nominees (the "Dissident Candidates") principally advance the narrow interests of takeover speculators and professional traders (such as Duggan) rather than the long-term interests of your Company and its stockholders. Because the Dissident Candidates views on the operations of the Company may be different than those of your current Board, the Board believes the election of the Dissident Candidates would serve to distract your Board from continuing its efforts to maximize stockholder value and to represent the interests of all stockholders.

         THE BOARD BELIEVES THAT THE DISSIDENT CANDIDATES DO NOT POSSESS THE MANAGEMENT EXPERIENCE OF THE COMPANY'S CANDIDATES AND ARE ILL-EQUIPPED TO SERVE AS DIRECTORS OF YOUR COMPANY BECAUSE THEY LACK EXPERIENCE IN MANAGING AND SUPERVISING FINANCIAL INSTITUTIONS. FURTHERMORE, YOUR BOARD BELIEVES THAT IN AN ATTEMPT TO SHOW THE COMPANY'S CANDIDATES IN AN UNFAVORABLE LIGHT AND TO SWAY YOUR VOTE, THE COMMITTEE (ALL THREE DISSIDENT CANDIDATES ARE MEMBERS OF THE COMMITTEE) HAS MADE WHAT YOUR BOARD BELIEVES ARE MISLEADING STATEMENTS IN ITS PROXY MATERIALS AND HAS DEMONSTRATED A MADDENING INABILITY TO INTERPRET CORRECTLY (OR MAY HAVE CHOSEN TO DELIBERATELY MISINTERPRET) FINANCIAL DATA ABOUT THE COMPANY.

         While the Committee states that it believes its candidates have superior experience in the management and supervision of financial institutions, by reviewing the information the Committee has provided, a stockholder would realize that two of the Dissident Candidates have never served as directors or executive officers of a financial institution. We strongly question their qualifications.

In your Board's view, they are not suitable replacements for persons who have over 60 years of such experience and extensive knowledge of your Company's operations, such as Messrs. Caputo and Tybor and Ms. Poronsky.

         The Committee touts its third candidate as having

         ". . . spent 20 years in the banking business before leaving the position of chief operating officer of Beverly Bank, the lead bank for Beverly [Bancorporation], a $600 million institution with 5 branches. He was a bank director and served as board liaison between the client banks. During [his] term at Beverly, the bank merged with Matteson Richton Bank, opened branches in Orland Park and West Beverly, as well as acquired a bank in Wilmington, Illinois. Beverly [Bancorporation] recently merged with St. Paul Bancorp."

         The Board believes this statement is misleading. It appears to the Board that the Committee is trying to create the impression that until the very recent past the Dissident Candidate was actively involved in the management of Beverly Bank, that during the time of his involvement Beverly Bank was significantly larger than the Company ($600 million of assets vs $228 million of assets for the Company at September 30, 1998) and that this candidate was somehow involved in the sale of Beverly Bancorporation to St. Paul Bancorp.

         As far as the Company has been able to discover, the Committee's Dissident Candidate left Beverly Bank in 1989 or 1990 at which time Beverly Bank had $240 million in assets. Public records indicate that a new Chief Operations Officer was hired by Beverly Bancorporation in 1991. Thus, the Dissident Candidate has not been actively involved in the management of Beverly Bank, or any bank for that matter, for about nine years; secondly, Beverly Bank was not a $600 million institution when he served as an officer for the bank; and finally, the Dissident Candidate could have had nothing to do with the sale of Beverly Bancorporation to St. Paul Bancorp which was announced in January of 1998 and completed in June of 1998, long after he left the bank.

         The following information about Beverly Bancorporation appeared in its Prospectus (released in August of 1996) pursuant to which it offered to sell 1,000,000 shares of its common stock. Although the role the Committee's candidate played in the problems that plagued Beverly Bancorporation in the late 1980's and early 1990s cannot be ascertained, the Committee has stated that the Dissident Candidate was the chief operating officer of Beverly Bank and, as far as the Company can determine, he left Beverly Bank in 1989 or 1990. In the following quoted passage, Beverly Bancorporation is describing its problems in the late 1980's and early 1990's:

                  "Although the acquisitions of the late 1980's increased the size of the organization, [Beverly Bancorporation] experienced weakened internal controls and a number of poor quality loans were made. [Beverly Bancorporation] also incurred losses in its credit card business and a significant charge-off for loans to a single borrower.

                  "As a result of these problems, major changes were made in the management of [Beverly Bancorporation]. The Board of Directors was reconstituted and new management, including [Beverly Bancorporation's] current Chief Executive Officer [hired in August of 1989] and Chief Financial Officer [hired in 1990], were hired. During the next several years, this new management team strengthened internal controls, identified and resolved problems within [Beverly Bancorporation] and took steps to improve [Beverly Bancorporation's] asset quality. . . .

                  "Because of the problems [Beverly Bancorporation] experienced, bank regulatory agencies imposed restrictions on [Beverly Bancorporation] and its subsidiaries. Between June 1990 and January 1993, the Federal Reserve Board ("FRB") did not permit [Beverly Bancorporation] to pay dividends on its stock without the FRB's prior consent or notification. In January 1993, because of [Beverly Bancorporation's] improved financial condition, the FRB informed [Beverly Bancorporation] that it could resume paying dividends without restriction. Additionally, in February 1991, Memoranda of Understanding were issued by the FDIC for Beverly Bank and Beverly Bank Matteson, which prohibited these banks from paying dividends without prior FDIC approval and which required these banks to lessen their respective risk positions, increase capital, revise loan, liquidity and other operating policies, improve internal controls and manage growth within specified limitations. Because of operational improvements, the Memoranda of Understanding were terminated in March 1993."

         WHEN ONE REALIZES THAT TWO OF THE DISSIDENT CANDIDATES HAVE NO EXPERIENCE SERVING AS A DIRECTOR OR EXECUTIVE OFFICER OF A FINANCIAL INSTITUTION, ONE UNDERSTANDS WHY, IN YOUR BOARD'S OPINION, IT WAS NECESSARY FOR THE COMMITTEE TO EXAGGERATE THE EXPERIENCE OF ITS THIRD CANDIDATE IN AN ATTEMPT TO MISLEAD STOCKHOLDERS.

         TWO OF THE DISSIDENT CANDIDATES HAVE NO EXPERIENCE MANAGING A FINANCIAL INSTITUTION. ARE YOU PREPARED TO GIVE THEM ON-THE-JOB-TRAINING? THE THIRD DISSIDENT CANDIDATE'S EXPERIENCE IS LESS THAN WHAT HAS BEEN TOUTED BY THE COMMITTEE. AT BEST, WE BELIEVE HE IS A QUESTIONABLE CHOICE TO SERVE ON YOUR BOARD. FURTHERMORE, IT WOULD APPEAR THAT TWO OF THE DISSIDENT CANDIDATES ARE FRIENDS OF DUGGAN; THEY WOULD HARDLY BE EXPECTED TO BRING ANY INDEPENDENCE TO THE BOARD OR TO ACT IN THE BEST INTERESTS OF ALL STOCKHOLDERS. THEIR ELECTION COULD ONLY SERVE TO DISRUPT THE MANAGEMENT OF YOUR COMPANY AND DIVERT US FROM OUR GOAL OF BUILDING VALUE FOR YOU.

         THE BOARD BELIEVES THAT DUGGAN (ACTING NOW UNDER THE AURA OF A SELF-STYLED "COMMITTEE") HAS HAD ONLY ONE GOAL FOR THE LAST THREE YEARS; WE BELIEVE HE IS COMMITTED TO FORCING A SALE OF THE COMPANY REGARDLESS OF WHETHER SUCH A SALE IS IN YOUR BEST INTERESTS. AS INDICATED IN THE COMMITTEE'S PROXY MATERIALS, DUGGAN HAS INVESTED IN OVER 150 FINANCIAL INSTITUTIONS, INCLUDING 40 OF WHICH HAVE BEEN ACQUIRED BY OR MERGED WITH OTHER FINANCIAL INSTITUTIONS. THE BOARD BELIEVES THIS DEMONSTRATES THAT DUGGAN'S INTERESTS (AND THOSE OF HIS TWO FRIENDS WHO ARE THE OTHER DISSIDENT CANDIDATES) ARE CLOSELY ALIGNED WITH TAKEOVER SPECULATORS AND PROFESSIONAL TRADERS RATHER THAN THOSE OF THE STOCKHOLDERS.

         The Board feels the Committee has engaged in a campaign of providing misinformation about the Company's operations in order to obtain your vote. The Board believes the Committee has unfairly criticized the Company's stock repurchase programs, dividend policy, borrowings from the Federal Home Loan Bank, marketing strategy, efficiency ratio, and return on its Common Stock. As established below, the Board believes these criticisms are groundless.

         In its proxy materials, the Committee states that by a letter dated August 24, 1998, Duggan urged the Company to undertake another stock repurchase program. The Committee then proceeds to criticize the Company for not announcing a repurchase program until September 11, 1998, thereby missing an opportunity (in the Committee's words) to support the stock price, redeem shares at prices far below book value and make effective use of excess capital. As the Committee is aware (from information provided by the Company to Duggan), the Company has actively supported its stock price and made effective use of its excess capital having conducted seven buy-back programs since January 1, 1996, which have resulted in the purchase of more than 1,160,000 shares in the open market as of December 9, 1998. In purchasing these shares, the Company has used over $16.89 million of its capital to acquire approximately 29.2% of its outstanding shares at an average cost of $14.55 per share which is less than the Company's per share book value at September 30, 1998 ($15.30) and September 30, 1997 ($14.78). The Board believes that these results demonstrate that it has made effective use of the Company's excess capital, supported the stock price and purchased shares for less than book value.

         Furthermore, what the Committee conveniently fails to note when criticizing the Board's alleged inaction in late August of this year is that in his August 24th letter, Duggan (in urging the Board to implement another repurchase program) pointed out that the Company's Common Stock was trading at $15.00 per share, near its 52 week low of $14.00 per share. The Committee implies in its proxy materials that the Company failed to take advantage of this low price purchase opportunity. However, the Company advised the Committee (through Duggan) on December 17, 1998, that under its new stock repurchase program (the one announced only 18 days after his August 24th letter), the Company had repurchased through December 9, 1998, 147,000 shares at an average price of $14.43, which was below the $15.00 price cited in Duggan's letter and less than the September 30, 1998 book value of $15.30 per share. The Committee's proxy material was filed with the SEC after December 17, 1998. As a consequence, the Committee knew at the time its proxy materials were filed with the SEC that the repurchase program announced on September 11, 1998 was successful, having achieved Duggan's goals of purchasing a significant number of shares (about 5% of the outstanding shares) at less than book value and leading to the expenditure of over $2.1 million of excess capital by the Company.

         The Committee states in its proxy materials that the Dissident Candidates intend to recommend that dividends be increased to $.25 per share per quarter. The implication is that the Company is not properly monitoring its dividend policy. What the Committee fails to point out is that the Company's dividend in the last 12 months has been increased 100% to $.12 per share per quarter and that the fiscal 1998 dividend payout was $.40 per share, a 67% increase over the $.24 per share paid out in fiscal 1997. For the two-year fiscal period ending September 30, 1998, the Company paid out dividends of $1,921,424 representing more than 52% of the Company's net income for this period. In addition, the Company repurchased its stock at a cost of over $12.6 million during the same period.

         THE BOARD REGULARLY EXAMINES ITS DIVIDEND POLICY AND STOCK REPURCHASE PROGRAMS AND IS CONTINUALLY REVIEWING ITS DEPLOYMENT OF THE COMPANY'S EXCESS CAPITAL. THE COMPANY HAS SPENT OVER $16.89 MILLION TO ACQUIRE SHARES OF ITS COMMON STOCK AT LESS THAN BOOK VALUE IN THE LAST THREE YEARS AND HAS PAID OUT $2.347 MILLION IN DIVIDENDS DURING THE SAME PERIOD. DESPITE THE BOARD'S SUCCESSFUL EFFORTS TO SUBSTANTIALLY INCREASE THE DIVIDEND AND USE EXCESS CAPITAL TO REDEEM SHARES AT LESS THAN BOOK VALUE, THE COMMITTEE CHOOSES TO CRITICIZE THE BOARD'S ACTIONS. RATHER THAN BEING SUPPORTIVE OF BOARD POLICIES THAT ARE CONSISTENT WITH HIS GOALS, DUGGAN CONTINUES TO CRITICIZE THE BOARD'S ACTIONS. THE BOARD BELIEVES THAT ITS POLICIES WITH RESPECT TO THESE MATTERS HAVE BEEN IMPLEMENTED IN THE BEST INTERESTS OF ALL STOCKHOLDERS, WITH THE BOARD KEEPING IN MIND THAT A SIGNIFICANT DECLINE IN THE COMPANY'S CAPITAL OVER A SHORT PERIOD OF TIME COULD ADVERSELY IMPACT EARNINGS PER SHARE AND RETURN ON ASSETS.

         The Committee, for reasons the Board cannot fathom, has expressed concern in its proxy materials over the increase in the Company's borrowing from the Federal Home Loan Bank ("FHLB") from $56.5 million at September 30, 1997 to $61.8 million at September 30, 1998. This "concern" demonstrates the Committee's inability to analyze the Company's financial statements. The important analysis is of the average volume of FHLB borrowings, not the year-end totals. The average balances for these borrowings for fiscal 1997 and 1998, respectively, were $58.328 million and $59.304 million. Thus, in actuality there was only a slight increase in the Company's FHLB borrowings between 1997 and 1998. Furthermore, the Board is aware of the risk presented by such borrowings (as there are many risks associated with managing a financial institution whose assets and liabilities are rate sensitive). As a consequence, the Company has discussed its strategy with consulting firms; all have agreed with this strategy.

         The Committee criticizes the Company's marketing strategy because, according to the Committee, the Company's three branches are not located within close proximity to each other, again demonstrating the Committee's lack of experience in managing financial institutions. The fact that the Company's branches are not located in close proximity to each other has little impact on the Company's marketing strategy. The Company competes in the Chicago metropolitan banking market where the ability to offer competitive products and competent service and the ability to conduct multi-media ad campaigns are more important to the Company's profitability then the proximity of its offices to each other.

         The Committee also recommends (without giving any basis for the recommendation) that the Company's Schaumburg office be sold. Later, however, the Committee states it would support an evaluation of "the need for, and potentially closing," the Schaumburg office. This confusion between a sale and a closing of an office further demonstrates the Committee's lack of experience in managing financial institutions, for the sale of the Schaumburg branch is a substantially different transaction (with much different implications) then the closing of this office. The Board believes that the sale of the Schaumburg office would not serve any useful purpose, would cripple the remaining operations of the Company and would significantly reduce the value to a potential purchaser of what would remain of the Company. The Board questions the motives of the

Committee in recommending such a transaction when the Committee lacks any relevant information on how this sale would affect the Company. We would note, too, that in December of 1997, Duggan recommended that the Chicago branch be sold without offering any factual basis for this recommendation.

         The Committee also states that it believes that the salaries and other expenses paid by the Company are excessive as evidenced by the Company's high efficiency ratio, which stood at 72.12% at September 30, 1998, and suggests that officers' salaries be reduced. The Committee's suggestion indicates that the Committee has not read the Company's Proxy Statements. If Committee members had read these Proxy Statements, they would know that management of the Company recommended that the executive officers not be awarded bonuses for fiscal 1997 or 1998 (and no bonuses were awarded) or pay raises for fiscal 1998 and 1999; the Board, however, did vote to give one officer (Mr. Vanek) a modest salary increase for 1999. Furthermore, these executive officers took voluntary paycuts during first quarter of 1997.

         According to the Committee, the mean efficiency ratio for banks with assets of less than $500 million is 62.5%, while the Company's 1998 efficiency ratio was 72.12%. The Committee (which wishes to place three candidates on the Board who allegedly "have superior experience in the management and supervision of financial institutions") again demonstrates its inability to analyze the Company's financial statements.

         The efficiency ratio for 1998 was calculated by dividing non-interest expense by net interest income plus other income except for gains and losses on investments available-for-sale. What the Committee fails to understand is that non-interest expense for 1998 has been adversely affected by three items: amounts amortized in connection with the Company's Recognition and Retention Plan ("RRP") (totaling $373,032 for 1998); accounting adjustments mandated by accounting rule SOP 93-6 which is applicable to the Company's ESOP (totaling $138,947 in 1998); and increased legal fees (totaling $192,116 in 1998) incurred primarily in dealing with matters raised by Duggan, including his unsuccessful attempt prior to last year's annual meeting to nominate two persons to serve as directors and to submit a proposal (similar to the Stockholder Proposal) for the consideration of the stockholders. By eliminating these items from non-interest expense, the Company's 1998 efficiency ratio would be 61.95%. The Company's RRP was approved by the stockholders in 1996 and they were advised at that time that the Company would incur deductible compensation expense in connection with the issuance of awards under the RRP. The RRP adjustments will conclude in fiscal 2001. The adjustments related to the RRP and the ESOP have been reflected each year in the Company's financial statements.

         In its proxy materials, the Committee sets forth a table that purports to compare the returns on the Company's Common Stock against other indexes.
The Board believes this table was prepared by the Committee in a way guaranteed to show that the Company's Common Stock has been a poor investment.

         Although the Committee's preliminary proxy materials were filed with the SEC on December 22, 1998 and updated on December 31, 1998 and although the Company's Common Stock traded as high as $16.75 during the period from December 17, 1998 through December 31, 1998 and its closing price on December 30, 1998 was $16.25, the Committee chose to use the closing price for the Company's Common Stock on December 16, 1998 of $13.75 per share (ITS LOWEST CLOSING PRICE IN DECEMBER) and compared it against the closing price for the Company's Common Stock on its first day of trading ($11.50) rather than against its initial public offering price of $10.00 per share. The Board believes that the selection of these dates and prices by the Committee was an attempt by the Committee to sway your votes hoping to show that you have not received a fair return on your investment.

         Comparing the December 30, 1998 closing price of $16.25 per share against the initial offering price of $10.00 indicates that the return on the Company's shares has been 62.5% for the period, exclusive of dividends. Adding in the dividends paid of $.88 per share since January 1, 1996, improves the return to 71.3%. The Board believes that a 71.3% return on an investment in the Company's Common Stock, a small bank holding company, which has a thinly-traded stock, represents a fair return on your investment and is comparable with the returns garnered by similarly situated financial institutions. The Board would note that, as reported by the Committee, St. Paul Bancorp, a widely-held, actively-traded, $4.0 billion financial institution headquartered in Chicago, had a 67.59% return for the same period, exclusive of dividends.

         The Company is a publicly traded company subject to the supervision of the SEC. The Board believes it is appropriate to advise stockholders how Duggan (the driving force behind the Committee's actions) has handled his SEC reporting obligations as a stockholder of the Company. Stockholders should carefully consider how Duggan has treated his own SEC obligations before deciding whether to permit him to be involved in the management of a company that is subject to extensive SEC regulation.

         THE BOARD BELIEVES DUGGAN HAS APPROACHED HIS SEC REPORTING OBLIGATIONS IN A CAVALIER MANNER. THE BOARD FEELS HE HAS BEEN LATE IN FILING CERTAIN REPORTS WITH THE SEC AND HAS NOT FILED OTHERS.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations adopted thereunder by the SEC, require a person who beneficially owns more than 10% of the Common Stock of the Company to file reports on Forms 3, 4 and 5 with the SEC and the Company. Duggan beneficially owned more than 10% of the Company's Common Stock from April 3, 1997 to December 2, 1998. Under the SEC rules, a Form 3 must be filed with the SEC within ten days after a person (such as Duggan) becomes the beneficial owner of 10% of more of the Common Stock of the Company. At the time the Form 3 is transmitted to the SEC, it must also be sent (by Duggan) to the Company. A Form 4 must be filed with the SEC within ten days of the end of a month in which a change in beneficial ownership occurs. This Form must be sent to the Company (by Duggan) on the date it is transmitted to the SEC. A Form 5 must be filed with the SEC within 45 days of the end of the Company's fiscal year with such Form being sent to the Company (by Duggan) on the date it is transmitted to the SEC.

         Although Duggan was the beneficial owner of more than 10% of the Company's Common Stock from April 3, 1997 through December 2, 1998, he has provided only one report to the Company. Under the SEC's rules, Duggan was obligated to file a Form 3 with the SEC by April 13,

1997 (within ten days of the date he become a 10% stockholder) and to send a copy of this filing to the Company. Based upon a review of the SEC's records, no Form 3 has ever been filed by Duggan with the SEC; obviously, no such form has been filed with the Company. Furthermore, the Company has searched the SEC's records and has found only one filing by Duggan, a Form 5 which was filed on February 13, 1998. The Company's fiscal year ends on September 30. Thus, in order to be deemed timely filed, a Form 5 filing for the fiscal year ending September 30, 1997 had to be made by November 14, 1997. As a consequence, this Form 5 was filed 91 days late. Moreover, based upon information provided in the Committee's proxy materials, the Company believes that Duggan has failed to file a Form 4 with respect to transactions conducted in October of 1998 by entities that he controls, which had to be filed by November 10, 1998, and has failed to file a Form 4 with respect to transactions conducted in December of 1998 by Duggan and entities he controls, which had to be filed by January 11, 1999.

         Duggan became the beneficial owner of more than 5% of the Company's Common Stock on or about October 2, 1995. As a consequence (and as required by the Exchange Act and the SEC's rules), Duggan filed a Schedule 13D on or about October 2, 1995 with the SEC. This Schedule 13D has been amended ten times (the "13D"). One of the Dissident Candidates, who is also a member of the Committee joined in the filing of Amendment Nos. 7-10 to this 13D, while another Dissident Candidate and Committee member joined in filing Amendment Nos. 8-10 to the 13D. As such, they are also required to ensure that these Amendments are accurate and filed in a timely manner.

         The SEC's rules require that amendments to Schedule 13D be filed "promptly" with the SEC and that a copy of any amendment be sent by certified or registered mail to the Company's principal executive office. The Company does not believe that Duggan and the two other Dissident Candidates have promptly filed with the SEC certain of their Amendments to the 13D. In addition, the Company believes certain of these Amendments may contain misleading information or may not have been answered completely.

         The SEC has not defined the term "promptly." However, the SEC has determined in one case that the filing of an amendment five business days after the event was not "prompt." The SEC has also stated that any "delay beyond the time the amendment reasonably could have been filed may not be deemed to be [prompt]." Set forth below is a listing of the filing of: (a) certain Amendments to the 13D; (b) the date of the event requiring the filing (as reported by Duggan); (c) the date of filing with the SEC; and (d) the time elapsed between
(b) and (c):

--------------------------------------------------------------------------------
        (A)                       (B)                (C)                 (D)
     AMENDMENT                  DATE OF            DATE OF             ELAPSED
        NO.                    THE EVENT       FILING WITH SEC          TIME
--------------------- ----------------------------------------------------------
         4                      12-5-97           12-15-97            10 days
--------------------- ----------------------------------------------------------
         5                      1-23-98(1)          2-6-98            14 days
--------------------- ----------------------------------------------------------
         7                     11-16-98           11-27-98(2)         11 days
--------------------- ----------------------------------------------------------
         8                      12-2-98(3)        12-14-98            12 days
--------------------- ----------------------------------------------------------
         9                     12-22-98           12-30-98             8 days
--------------------- ----------------------------------------------------------
        10                     12-30-98             1-8-99             9 days
--------------------- ----------------------------------------------------------


-------------------------

     (1) Duggan filed Amendment No. 4 with the SEC on December 15, 1997. Immediately thereafter (on December 17, 1997), he took a number of actions that the Company believes required him to file Amendment No. 5 on or shortly after December 17, 1997. Among other things, Duggan delivered to the Company on or about December 17, 1997 a proposal he wished to have submitted to the Company's stockholders for their review at last year's annual meeting which if approved would have required the Company to engage an investment banker to sell the Company and also indicated therein his intent to nominate at last year's meeting two persons to serve on the Company's Board. Between December 17, 1997 and January 7, 1998, Duggan or his attorneys were in constant contact with the Company concerning this and other matters. Yet despite all of this activity, Duggan chose not to file Amendment No. 5 to the 13D until February 6, 1998. In this Amendment, it is stated that the date of the event requiring the filing is January 23, 1998. The Company believes the date of the event which required the filing of this Amendment was December 17, 1997 when Duggan submitted a notice of intent to introduce a stockholders' proposal at the annual meeting and to nominate at this meeting two persons to serve as directors. The Company believes Duggan was obligated under the SEC's rules to promptly file an amendment to the 13D disclosing his plans on or shortly after December 17, 1997. In the Company's view, the February 6, 1998 filing date means this Amendment was filed 51 days late.

     (2) The Company received this Amendment only after requesting a copy from Duggan.

     (3) Among other matters reported in this Amendment, Duggan stated that he and entities he controlled sold 99,800 shares of the Company's Common Stock (or almost 3.54% of the outstanding shares and more than 27% of his holdings) on December 2, 1998. Despite this material change in his ownership position, Duggan did not file Amendment No. 8 for 12 days (or 8 business days). The SEC has stated that the filing of an amendment to a 13D seven calendar days after the reporting party had disposed of 1% of the company's common stock was not "prompt" under the SEC's rules.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT UPON YOUR RECEIPT OF THE COMPANY'S WHITE PROXY CARD, YOU VOTE "FOR" THE COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL AND RETURN THE PROXY CARD TO THE COMPANY AS SOON AS POSSIBLE. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

         WE URGE YOU NOT TO SIGN ANY PROXY YOU RECEIVE FROM THE COMMITTEE.

                               CERTAIN LITIGATION

         On December 21, 1998, management of the Company, after consulting with legal counsel, recommended to the Board of Directors that it would be in the best interests of the Company and its stockholders if the 1998 annual meeting were to be delayed from January 25, 1999 to February 26, 1999 and the record date for the meeting were to be changed from December 9, 1998 to January 11, 1999. At a meeting held on December 21, 1998, the Board of Directors, after reviewing the relevant facts, decided to reset the annual meeting and record dates.

         The Committee filed its preliminary proxy materials with the SEC on December 22, 1998 on which date the Company was notified of the filing. On December 30, 1998, Duggan filed a lawsuit in the Delaware Court of Chancery against the Company and each of its directors. The suit alleged that the meeting and record dates for this year's annual meeting were changed by the Board because of a challenge to their incumbency by Duggan's solicitation of proxies for this year's meeting. Duggan asked the Court to force the Company to hold the annual meeting on January 25, 1999 and to reset the record date to December 9, 1998.

         THE BOARD OF DIRECTORS AND THE COMPANY BELIEVES THERE IS NO MERIT TO DUGGAN'S CLAIMS AND INTENDS TO DEFEND THEMSELVES VIGOROUSLY. The basic fact is that the Board of Directors elected on December 21, 1998, for reasons unrelated to Duggan's solicitations, to postpone the annual meeting for only one month to February 26, 1999. The record date was changed, not for any nefarious reasons as suggested by Duggan, but because the Company's bylaws provide that the record date for a meeting cannot be set more than 60 days prior to the meeting date. The Board of Directors changed the meeting date for valid reasons and not because of concerns over a possible proxy contest being conducted by Duggan.

         THE COMPANY HAS HAD TO EXPEND SUBSTANTIAL FUNDS AND WASTE THE TIME OF ITS OFFICERS AND DIRECTORS IN DEFENDING WHAT THE BOARD BELIEVES IS A FRIVOLOUS LAWSUIT. AGREEING WITH THE COMPANY'S POSITION THAT THERE IS NO MERIT TO DUGGAN'S ALLEGATIONS, THE DELAWARE COURT OF CHANCERY DENIED DUGGAN'S REQUEST ON JANUARY 12, 1999. AS A CONSEQUENCE, THE MEETING WILL BE HELD ON FEBRUARY 26, 1999 WITH A RECORD DATE OF JANUARY 11, 1999, THE DATES ESTABLISHED BY THE BOARD.

                               VOTING INFORMATION

         Only holders of record of shares of Common Stock as of January 11, 1999 (the "Record Date"), may vote at the Meeting. You are urged to submit a WHITE proxy card upon its receipt to the Company even if your shares were sold after the Record Date. If your shares of Common Stock were held in the name of a brokerage firm, bank or nominee on the Record Date, only it can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account and give instructions for your shares to be voted on the WHITE proxy card upon its receipt.

         Any proxy may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date that the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Janine M. Poronsky, Secretary, Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195. See also "VOTE REQUIRED AND PROXY INFORMATION," in the Proxy Statement.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

         The directors of the Company are participants in the solicitation of proxies on behalf of the Company. Certain information with respect to such participants is set forth in Annex A hereto. For additional information concerning each director, see the Proxy Statement.


                             SOLICITATION OF PROXIES

         In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) by telephone, telegram, facsimile transmission or other electronic communication methods or personal interview.

         The Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. Pursuant to the Company's agreement, D.F. King will provide various advisory and proxy solicitation services on behalf of the Company at a fee estimated not to exceed $30,000 plus reasonable out-of-pocket expenses. It is expected that D.F. King will utilize approximately 25 persons in such solicitation, which may be made by use of the mails and by telephone, telegram, facsimile transmission and other electronic communication methods, and in-person interviews. In addition, the Company may reimburse banks and brokers who hold shares of the Company's stock in their name or custody or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

         Although no precise estimate can be made at this time, the Company estimates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company (including costs of litigation) will be approximately $__________. This amount includes fees payable to D.F. King, legal fees related to the solicitation and printing and mailing costs, but excludes amounts normally expended in the event of an uncontested election of directors and the salaries and fees of regular officers, directors and employees of the Company. To date, the Company knows it has incurred significant fees and expenses on this matter but they have not been billed to the Company. The actual aggregate amount to be spent by the Company will vary depending on, among other things, the nature and extent of any litigation that may arise relating to the proxy contest initiated by the Committee.

                    -----------------------------------------

         It is unfortunate that this costly and disruptive proxy contest has arisen at a time when the efforts of your Board and management should be devoted exclusively to the business affairs of the Company. We will continue every effort to protect and maximize stockholder value and we are committed to keeping you informed.

                                      Sincerely,



                                      Mary Beth Poronsky Stull
                                      Chairman, President
                                      and Chief Executive Officer

                                    ANNEX A
                   CERTAIN INFORMATION REGARDING PARTICIPANTS


                                               SHARES OF
                                              COMMON STOCK
                                          BENEFICIALLY OWNED         PERCENT OF
NAME AND BUSINESS ADDRESS (1)          AS OF JANUARY 11, 1999 (1)      CLASS
-----------------------------          --------------------------      -----
Albert C. Balderman.................              2,587                  .09
Charles J. Caputo...................             36,108                 1.28
Carol A. Diver......................             16,108                  .57
Janine A. Poronsky..................             76,105                 2.67
Nicholas J. Raino...................             14,381                  .53
Mary Beth Poronsky Stull. ..........             98,472                 3.45
Edward R. Tybor ....................             25,608                  .91


         None of the foregoing persons is a record owner of shares in addition to those noted above and none beneficially owns securities of the subsidiary of the Company. To the knowledge of the Company, none of the associates of the foregoing persons beneficially own additional shares of the Company's Common Stock. None of the foregoing persons or their associates has any understanding or arrangement with any person with respect to any future employment by the Company or its affiliates (except for the employment agreements of Ms. Poronsky and Ms. Poronsky Stull as described in the Proxy Statement) or with respect to any future transaction to which the Company or any of its affiliates will or may be a party. None of the foregoing persons is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of the Company, except with respect to the stock options described above and vested restricted shares and unvested restricted shares granted under the Company's Recognition and Retention Plan.

---------------------------

(1) Includes shares held directly and vested restricted shares, as well as shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or investment power. Amounts include 3,967, 5,934, 28,652, 3,967, 33,734 and 3,967 shares of Common Stock which Directors Caputo, Diver, Poronsky, Raino, Poronsky Stull and Tybor have the right to acquire, respectively, pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date. Does not include unvested restricted shares which are voted by a trustee.

                               TRADING INFORMATION

         The following table sets forth information with respect to all purchases and sales of shares by the Company's directors during the past two years.

         Name                                        Trade Date    Number of Shares Bought/(Sold)
         ----                                        ----------    ------------------------------
Albert C. Balderman   ........................          1/6/98               7,935 (1)
                                                       1/16/98               1,000 (2)

Charles J. Caputo     ........................        12/11/97               3,967 (3)

Carol A. Diver        ........................        12/11/97               2,000 (3)

Janine M. Poronsky    ........................         1/10/97           2,438.565 (4)
                                                       11/4/97               3,100 (2)
                                                      12/11/97               1,500 (3)
                                                      12/12/97           2,329.978 (5)
                                                       1/21/98                 400 (2)
                                                       1/30/98                 600 (2)
                                                       2/11/98                 110 (2)
                                                       12/2/98            2,632.35 (6)

Nicholas J. Raino     ........................          4/1/97               7,935 (1)
                                                       4/30/97               4,000 (2)

Mary Beth Poronsky Stull......................         1/10/97           2,487.107 (4)
                                                      12/11/97               2,500 (3)
                                                      12/12/97           2,329.978 (5)
                                                       1/21/98               1,000 (2)
                                                       2/11/98               4,674 (2)
                                                       12/2/98            2,632.35 (6)

Edward R. Tybor...............................          1/8/98               3,967 (3)

----------------------------

(1)      Grant of shares under the Company's RRP.
(2)      Purchase.
(3)      Purchase made pursuant to the exercise of options.
(4)      1996 ESOP allocation.
(5)      1997 ESOP allocation.
(6)      1998 ESOP allocation.


                  ADDITIONAL INFORMATION REGARDING PARTICIPANTS

         The following table sets forth the name, business experience and principal business address of each director:

         ALBERT C. BALDERMAN -- Mr. Balderman, who joined the Board in 1998, served as the Chairman of the Board and Chief Executive Officer of Southwest Financial Bank & Trust Company, Orland Park, Illinois, until it was acquired in 1997. Prior to his service with Southwest Financial, he had served as President of

Standard Bank, Hickory Hills, Illinois. Mr. Balderman is an adjunct professor at local colleges, a director of a hospital and an advisor to charitable organizations. His business address is: Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

         CHARLES J. CAPUTO -- From 1947 until his retirement in 1996, Mr. Caputo owned Caputo Southwest Cement, a construction company located in Orland Hills, Illinois. Mr. Caputo has served as a director of the Bank since 1976. He currently serves as Chairman of the Company's Audit Committee. His business address is: Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195 (Mr. Caputo is retired).

         CAROL A. DIVER -- Ms. Diver has been the Corporate Secretary for the Chicago Park District since 1991. Prior to that time, Ms. Diver was a legal secretary and office manager for the law firm of John B. Wheeler & Co. located in Chicago, Illinois. Ms. Diver has served as a director of the Bank since 1983 and currently serves on the Company's Audit and Strategic Planning Committees. Her business address is: Chicago Park District, 425 East McFedridge Drive, Chicago, Illinois 60605.

         JANINE M. PORONSKY -- Ms. Poronsky has served as Vice President (Compliance, Human Resources and Operations) since 1995, Corporate Secretary since 1992 and as the Bank's Compliance Officer since 1991, and was promoted to Executive Vice President in December of 1998. From 1987 to 1991, Ms. Poronsky was employed as an attorney for the United States Internal Revenue Service. Ms. Poronsky also serves on the Company's Strategic Planning Committee. Ms. Poronsky is the sister of President Poronsky Stull. Her business address is: Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

         NICHOLAS J. RAINO -- Mr. Raino, who joined the Board in 1997, is the Chairman and former President and Chief Executive Officer of Dale, Smith & Associates, Inc., a firm that specializes in financial marketing and communications located in Rosemont, Illinois. From 1972 to 1975, Mr. Raino served on the Board of Directors and Executive Committee of American Savings Bank, Schaumburg, Illinois. From 1985 to 1990, Mr. Raino served on the Board of Directors of Riverside Savings Bank, Riverside, Illinois. From 1990 to 1994, Mr. Raino served on the Board of Directors of Cragin Federal Bank for Savings, Chicago, Illinois, an institution with assets of approximately $2.4 billion which was acquired by another institution in 1994. Mr. Raino is a member of the Board of Trustees of Kendall College, Evanston, Illinois. His business address is: Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195 (Mr. Raino is retired).

         MARY BETH PORONSKY STULL -- Ms. Poronsky Stull joined the Bank in 1965 and has served as the Bank's Chief Executive Officer since 1984 and as its President since 1992. Ms. Poronsky Stull is currently Chairman, President and Chief Executive Officer of the Company. Ms. Poronsky Stull is the sister of Director Janine M. Poronsky, who serves as the Company's Executive Vice President, Corporate Secretary and Compliance Officer. Her business address is:
Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

         EDWARD R. TYBOR -- Since 1951, Mr. Tybor has owned and operated the Kubina-Tybor funeral home located in Chicago, Illinois in one of the Company's key markets. He has served as a director of the Bank since 1967 and currently serves as Chairman of the Company's Compensation Committee and as a member of the Company's Audit and ALCO Committees. His business address is: Kubina-Tybor Funeral Home, 1938 West 47th Street, Chicago, Illinois 60609.

--------------------------------------------------------------------------------

                                    IMPORTANT

                  Your vote is important, no matter how many shares you own. Please support your Board of Directors by signing, dating and promptly mailing the WHITE proxy card which will be included with the Proxy Statement. Remember, only your latest dated card will count. DO NOT SIGN ANY CARD SENT TO YOU BY THE SO-CALLED COMMITTEE.

                  If you have already submitted a proxy to the Committee, you may change your vote to a vote "FOR" the election of the Company's nominees and "AGAINST" the Stockholder Proposal by signing, dating and returning the Company's WHITE proxy card upon its receipt, which must be dated after the proxy you submitted to the Committee. Only your latest dated proxy for the Meeting will count at the Meeting.

                  If your shares are held in a brokerage firm, bank, bank nominee or other institution, only it can vote your shares and only after receiving specific instructions. Accordingly, please call the person responsible for your account and instruct that person to execute the WHITE card on your behalf.

                  If you have any questions or need assistance, please call us at 847-882-5320 and ask to speak to Janine Poronsky or Mary Beth Poronsky Stull. You may also call D.F. King, which is assisting us, toll-free at:

                              D.F. KING & CO., INC.
                                  77 WATER ST.
                               NEW YORK, NY 10005
                                 1-800-628-8538

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

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     DAMEN FINANCIAL CORPORATION

                                January ___, 1999



Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of Damen Financial Corporation, I cordially invite you to attend the Company's Annual Meeting of Stockholders. The meeting will be held at 9:30 a.m. Central Standard Time on February 26, 1999 at the Embassy Suites, located at 1939 North Meacham Road, Schaumburg, Illinois.

         THE COMPANY'S PROXY STATEMENT WILL BE PROVIDED TO YOU IN THE NEAR FUTURE. A WHITE PROXY CARD WILL ACCOMPANY THE PROXY STATEMENT.

         Your Board of Directors considers it important that you be informed of recent developments regarding your Company. A disruptive proxy contest has been initiated by dissident stockholders calling themselves the Committee to Enhance Shareholder Value (the "Committee"). The enclosed materials are designed to provide you with important information about matters discussed in this Committee's proxy materials, which the Board believes will be distributed to you shortly.

         Your Company has just completed its most successful year in its history, a fact this self-styled "Committee" (which consists solely of three stockholders and entities controlled by one of these stockholders) has chosen to ignore. In fact, fiscal 1998 net income increased 10.5% when compared with fiscal 1997, earnings per share increased $.12 or 22.6% for the same period and the Company's return on average assets increased 10.7% from .75% for fiscal 1997 to .83% for fiscal 1998. In addition, the Company doubled its dividend payment from $.06 per share per quarter to $.12 per share per quarter paying out dividends of $.40 per share in fiscal 1998, an increase of 67% from the $.24 per share paid out in fiscal 1997. The Company's non-performing loans equaled just
 .27% of total assets at September 30, 1998, while its ratio of net charge-offs (totaling only $30,000) to average loans outstanding for fiscal 1998 was a mere
 .03%.

         The Board believes your Company has made, and continues to make, significant improvements in its business through a combination of hard work and disciplined investment of your capital. We believe that with present management our prospects are bright and that our strategic plan will deliver further improved operating results. Above all else, your Board is committed to enhancing the value of your investment in the Company.

         Your Board is urging you upon your receipt of the WHITE proxy card to vote "FOR" three current directors (Messrs. Tybor and Caputo and Ms. Poronsky) who collectively have faithfully served the interests of the Company and its stockholders and depositors for over 60 years. Your Board is urging you to complete the WHITE proxy card by voting "AGAINST" a proposal supported by the Committee, the implementation of which your Board believes is unnecessary in light of actions taken by the Board.

         THE BOARD UNANIMOUSLY AND VIGOROUSLY OPPOSES THE COMMITTEE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY PROXY YOU MAY RECEIVE FROM THE COMMITTEE.

         A WHITE PROXY CARD WILL BE PROVIDED TO YOU WITH THE PROXY STATEMENT. THE BOARD URGES YOU TO SUPPORT YOUR BOARD BY PROMPTLY SIGNING, DATING AND MAILING


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THE WHITE PROXY CARD UPON ITS RECEIPT INDICATING YOUR VOTE FOR THE COMPANY'S
NOMINEES FOR DIRECTORS AND THE SELECTION OF THE COMPANY'S AUDITORS AND YOUR VOTE AGAINST THE STOCKHOLDER PROPOSAL.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL ON THE COMPANY'S WHITE PROXY CARD UPON ITS RECEIPT.

         Thank you for your prompt attention to this important matter.

                                Sincerely,



                                Mary Beth Poronsky Stull
                                Chairman, President and Chief Executive Officer



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                                    200 WEST HIGGINS ROAD - SCHAUMBURG, IL 60195
                                                             PHONE: 847/882-5320